EXHIBIT 10.7

F & M BANK CORP.

2020 STOCK INCENTIVE PLAN

Restricted Stock Award Agreement

THIS RESTRICTED STOCK AWARD AGREEMENT (the “Award Agreement”) between F & M BANK CORP., a Virginia corporation (the “Company”), and (“Participant”), is made pursuant and subject to the provisions of the F & M Bank Corp. 2020 Stock Incentive Plan (___ “Plan”). All terms used herein that are defined in the Plan have the same meaning given them in the Plan, unless otherwise defined herein.

1. Grant of Restricted Stock Award. The Company hereby grants to Participant, effective as of _____________ (the “Date of Grant”), an Award of (number) shares of Company Stock (the “Restricted Stock”). This Award of Restricted Stock is subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein.

2. Restrictions. Except as provided in this Award Agreement, the Restricted Stock is nontransferable and is subject to a substantial risk of forfeiture.

3. Vesting. Except as provided in paragraph 4, Participant’s interest in the Restricted Stock shall be transferable and nonforfeitable (“Vested”) to the extent provided in paragraphs (a), (b), and (c) below:

(a)

Continued Service. Participant’s interest in ___% of the Restricted Stock shall become Vested on each of the ____________ anniversaries of the Date of Grant (each, a “Vesting Date”), provided that Participant has continued to provide services for the Company or an Affiliate from the Date of Grant through the applicable Vesting Date.

(b)	Death or Disability. Participant’s interest in the Restricted Stock (if not sooner Vested) shall become Vested on the date that Participant dies or becomes Disabled while Participant is a service provider of the Company or an Affiliate.

(c)	Change in Control. Participant’s interest in the shares of Restricted Stock (if not sooner Vested) shall become Vested on a Change in Control.

4. Forfeiture. Participant’s right to all or a portion of the shares of the Restricted Stock that are not then Vested shall be forfeited if Participant ceases to provide services for the Company or an Affiliate prior to the applicable Vesting Date. In addition, the Restricted Stock shall be subject to reduction, cancellation, forfeiture or recoupment upon breach of non- competition, non-solicitation, confidentiality, or other restrictive covenants or obligations that are applicable to Participant, or a termination of the Participant’s service for Cause.

5. Shareholder Rights. Participant will have all the rights of a shareholder of the Company with respect to the Restricted Stock, including the right to receive dividends on and to vote the Restricted Stock; provided, however, that (i) any cash dividends and stock dividends with respect to Restricted Stock shall be withheld by the Company for Participant’s account until such if, if any, as the underlying shares of Restricted Stock becomes Vested, at which time such dividends will be distributed, net of Applicable Withholding Taxes, (ii) Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Restricted Stock before it is Vested, (iii) if the Restricted Stock is evidenced by a certificate, the Company shall retain custody of such certificate as provided in paragraph 6, and (iv) Participant shall deliver a stock power to the Company in accordance with paragraph 7.

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6. Certificates. At the option of the Company, the Restricted Stock shall be evidenced by an entry on the registry books of the Company or by a certificate issued by the Company. Any book entries and certificates evidencing the Restricted Stock shall carry or be endorsed with a legend restricting the transferability of shares as may be required by applicable securities or other laws, or by the terms of the Plan. Participant may not receive or take possession of any shares of Restricted Stock through book-entry accounts held by, or in the name of, Participant so long as the Restricted Stock is not Vested. If the Restricted Stock is evidenced by a certificate, custody of such certificate evidencing the Restricted Stock shall be retained by the Company so long as the Restricted Stock is not Vested. The Company shall release the restrictions on the book-entry evidencing the Restricted Stock or deliver to Participant the stock certificates evidencing the Company Stock as soon as practicable after the Restricted Stock becomes Vested.

7. Stock Power. Participant shall deliver to the Company a stock power, endorsed in blank, with respect to the Restricted Stock. The Company shall use the stock power to cancel any shares of Restricted Stock that do not become Vested. The Company shall return the stock power to Participant with respect to any shares of Restricted Stock that become Vested.

8. Fractional Shares. Fractional shares of Company Stock shall not be issuable hereunder, and when any provision hereof or the Plan may entitle Participant to a fractional share, such fraction shall be disregarded.

9. No Right to Continued Service. This Award Agreement does not confer upon Participant any right to continue to provide services to the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate Participant’s services at any time.

10. Investment Representation. Participant agrees that unless shares issuable under the Plan have been registered with the Securities and Exchange Commission, all shares issuable to Participant hereunder shall be acquired for investment and not with a view to distribution or resale. Participant further agrees that, until such registration, certificates representing such shares may bear an appropriate legend to assure compliance with applicable law and regulations.

11. Change in Capital Structure. In the event of changes in the outstanding shares of Company Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, extraordinary corporate transaction such as any recapitalization, reorganization, merger, spin-off of a subsidiary, or other relevant change in capitalization after the Date of Grant, the number and kind of shares of stock or securities subject to this Award Agreement shall be equitably adjusted as determined by the Committee in accordance with Plan section 14.

12. Governing Law. This Award Agreement shall be governed by the laws of the Commonwealth of Virginia.

13. Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Award Agreement, the provisions of the Plan shall govern.

14. Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

15. Binding Effect. Subject to the limitations stated above and in the Plan, this Award Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

16. Tax Withholding. Participant agrees, as a condition of receiving this Award, to pay, or make arrangements acceptable to the Company for the satisfaction of, all Applicable Withholding Taxes with respect to this Award.

17. Counterparts. This Award Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Award Agreement transmitted by facsimile transmission, electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

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IN WITNESS WHEREOF, the Company has caused this Award Agreement to be signed by a duly authorized officer, and Participant has accepted and acknowledged the grant of this Award by affixing Participant’s signature hereto.

F&M BANK CORP.

By:

(Printed Name)

(Title)

PARTICIPANT

(Printed Name)

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